Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE
JANUARY 20, 2011

CHESAPEAKE ENERGY CORPORATION NAMED TO FORTUNE LIST OF “100 BEST
COMPANIES TO WORK FOR” IN THE U.S. FOR THE FOURTH CONSECUTIVE YEAR

OKLAHOMA CITY, OKLAHOMA, JANUARY 20, 2011 – FORTUNE announced today that Chesapeake Energy Corporation (NYSE:CHK) has been named one of the “100 Best Companies to Work For” in the U.S. for the fourth consecutive year.  Chesapeake’s rank this year is #32, up from #34 a year ago and #73 in 2009.  The full list and related stories will appear in the February 7 issue of FORTUNE and is now available at http://www.fortune.com/BestCompanies.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are honored and excited to have been selected again this year as one of America’s 100 best places to work.  We have long recognized that our employees are our most valuable asset and we continue to look for innovative ways to enhance their professional and personal experience at our company.  Chesapeake’s unique corporate culture of achievement and innovation, along with cutting-edge benefits, have enabled us to attract and retain what we believe is the best talent in the industry.”

Martha A. Burger, Chesapeake’s Senior Vice President – Human & Corporate Resources, added, “We are proud to be named to this prestigious list for the fourth consecutive year.  In the past 20 years, we have been able to build a team of 10,000 very skilled individuals from a wide range of backgrounds and locations nationwide.  Our consistent ranking as one of America’s best places to work is a true reflection of the commitment of our diverse work force and the unique benefits and culture we provide.”

Some of Chesapeake’s unique employee benefits include three on-site restaurants, an on-site medical center, a state-of-the-art fitness center, a $1,500 cash incentive to employees who practice healthy lifestyles, free weight loss programs, a 2.25-acre sustainable employee garden and much more.

Chesapeake has experienced a 10% full-time job growth rate throughout the past year and is actively hiring in every facet of its business.  The company currently has more than 500 open positions, descriptions of which can be found at www.chk.com/careers.

HUMAN RESOURCES CONTACTS:	MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Kelly Lawson	Sondra Allen	6100 North Western Avenue
(405) 935-3643	(405) 935-7538	P.O. Box 18496
kelly.lawson@chk.com	sondra.allen@chk.com	Oklahoma City, OK 73154

To pick the 100 Best Companies to Work For, FORTUNE partners with the Great Place to Work Institute to conduct the most extensive employee survey in corporate America.  Three hundred eleven companies participated in this year's survey.  Two-thirds of a company's score is based on the results of the Institute's Trust Index survey, which is sent to a random sample of employees from each company.  The survey asks questions related to their attitudes about management's credibility, job satisfaction, and camaraderie.  The other third of the scoring is based on the company's responses to the Institute's Culture Audit, which includes detailed questions about pay and benefit programs and a series of open-ended questions about hiring practices, internal communications, training, recognition programs and diversity efforts.  Any company that is at least seven years old with more than 1,000 U.S. employees is eligible.  The deadline for applying for next year's list is June 15, 2011. For an online nomination form, go to www.greatplacetowork.com.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S. Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Tonkawa, Cleveland, Mississippian, Wolfcamp, Bone Spring, Avalon and Niobrara unconventional liquids plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.